                                                                    EXHIBIT 99.2


CONTACT:  Jim McArthur                                   FOR IMMEDIATE RELEASE
          Secretary, Manager, Investor Relations
          601-948-7550

CHEMFIRST INC. ANNOUNCES CLOSING OF CUSTOM AND FINE CHEMICALS SALE

JACKSON, MISS. (JULY 9, 2001) -- ChemFirst Inc. (NYSE: CEM) today affirmed that it has closed the previously announced sale of its custom and fine chemicals business to Albemarle Corporation (NYSE: ALB) for $74 million plus working capital adjustments. There were no material changes in the transaction as initially reported on June 14.

  "The sale of our custom and fine chemicals business will help us increase emphasis on materials and chemicals for the semiconductor industry, while Albemarle will add complimentary products and services to their chemicals portfolio," said J. Kelley Williams, ChemFirst chairman and CEO. "We think the sale benefits both companies."